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                                                                    EXHIBIT 10.6


                                           180 Geary Avenue, 2nd Floor
                                           Toronto, ON
                                           CANADA M6H 2B9

                                           Tel (416) 535-8657 Ext 221
                                           Fax (416) 535-2147
                                           Email privard@hydrogenics.com
                                           Web Site: http://www.hydrogenics.com

HYDROGENICS LOGO

July 16, 1999                              PRIVATE AND CONFIDENTIAL

Robert Edwards
1171 Valleybrook Dr.
Oakville, ON L6H 427
Canada

Dear Robert:

Offer of Employment - VP Finance & Administration

Hydrogenics is very pleased to offer you a full-time position as Hydrogenics' Vice President of Finance and Administration. The Board and shareholders have have emphatically endorsed your candidacy and duly approve this offer prior to its release.

We are making this offer because of your potential, past accomplishments, education, initiative, strategic perspective, energy level, and interest in environmental energy. We would certainly be honored to have you assist and share in the growth and development of a world class fuel cell company.

This offer includes two copies of a letter of offer, a description of duties and responsibilities and a confidentiality agreement. Please sign one copy and return it to me, and retain the other for your own records.

       1. STATE DATE AND SALARY

Your starting date is at your earliest availability, but no later than 16 August 1999. We offer a starting salary of $75,000 per annum, payable biweekly in arrears. Hydrogenics commits to review your base salary every January thereafter, in accordance with company policy.

       2. SHARE OPTION PLAN (SOP)

The SOP is an important framework to attract & retain talent; furthering Hydrogenics business growth. Hydrogenics has modeled its SOP on other progressive knowledge-based companies. It involves preferentially priced stock options.

       * RETAINER STOCK OPTIONS OFFERED TO YOU, FROM HYDROGENICS' TREASURY --Vesting quarterly over 4 years (9,375 options at the end of each quarter)
         --150,000 stock options in total
         --Strike price at Hydrogenics' last financing round's $2,00/share --10-year term
         --The number of options shall be adjusted proportionately in the event of a reorganization of capital such as share splits
         --Other terms and conditions as per the Company's Stock Option Plan
           (in process)


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                                                               HYDROGENICS CORP.

Upon becoming a shareholder of Hydrogenics, you will be required to sign the Hydrogenics Stakeholder Agreement.

       3. HOURS OF WORK

We generally recognize "normal" business hours of 40 hours per week, a minimum of 7.5 hours per day, Monday to Friday inclusive. You can expect, however that while we have designated "normal" office hours, this position will entail the need to work additional hours from time to time to meet the objectives of the position and overtime will not be paid.

       4. BENEFITS

All full-time employees and their dependents are eligible to receive the benefits of a company-sponsored health and dental plan. The benefits include up to 80% of the cost of prescription drugs, dental check-ups & treatment, vision, term life insurance, disability insurance (employee sponsored) & other benefits. Other benefits include 100% reimbursement of eligible tuition expenses on professionally relevant courses duly approved by the company. As additional benefits to you, we offer a car allowance ($500/mo) and a cellular phone/pager.

       5. VACATION

You will be entitled to 3 weeks of paid vacation per year to be taken at a time or times acceptable to the Company, acting reasonably, having regard to its operational requirements. This will expand to 4 weeks after 4 years of service with the company.

       6. CONFIDENTIALITY

Attached you will find a standard Confidentiality Agreement. Please read and sign this document and return it with your acceptance of this offer. Please return the agreement with a witness signature. The witness must be a legal adult (18 years or over), and can be any person of your choosing.

       7. DESCRIPTION OF THE POSITION

Attached you will find a description of the duties and responsibilities pertaining to the position of Vice-President Finance & Administration. The position reports to the President and CEO of the Company.

       8. TERMINATION

The terms to exercise and to accelerated vesting as a result of events such as death, permanent disability, retirement, and of other similar causes, shall be in accordance with the Hydrogenics Employee Stock Option Plan which is in process.

Except in the event of a change in control, upon any termination of your employment whether or not for cause and including as a result of your death or disability, you will be entitled to the value of all of your shares which you then own and all options which have then vested. You will not be entitled to any unvested options. If you wish to exercise any of your vested options at that time, you will be required to do so within 60 days of your termination date, after which all vested options will expire.
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                                                               HYDROGENICS CORP.

Except in the event of a change in control, if the termination of your employment occurs prior to the date on which the shares of Hydrogenics are publicly traded on a recognized stock exchange, Hydrogenics shall have the right, but not the obligation, to repurchase all of your shares (including all shares acquired by you upon exercise of vested options) at a price per share equal to the fair value, which is the value determined by the Hydrogenics board in accordance with any Stock Option Plan adopted by Hydrogenics from time to time. Hydrogenics must exercise that right within 120 days of the termination of your employment.

In the event of termination without cause under a change of control, all options shall immediately vest.

If you are in agreement with the terms of this offer, please sign and date one copy and return it to me before Wednesday, July 21st, 1999.

The staff of Hydrogenics looks forward to working with you to advance our field while building a progressive model corporation of which we can all be proud.

Sincerely,



/s/ PIERRE RIVARD                              /s/ ROBERT LEE
------------------                          ---------------------
  Pierre Rivard                                  Robert Lee
 President & CEO                            Chairman of the Board











---------------------------------------------------------------------------


I accept the above offer of employment at Hydrogenics Corporation, and confirm that I have received adequate time to seek independent legal advice concerning the offer.



 /s/ ROBERT EDWARDS                         JULY 20, 99
-----------------------                 --------------------
    Your Signature                              Date


Encl.:2
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                                                           Hydrogenics Corp.

                    Vice-President Finance & Administration

                               Terms of Reference

Responsibilities

* Oversee all financial activities
* Key contributor to strategic planning and company direction/vision
* Coordinate compliance requirements prior to IPO and other significant events
* Presentation of financial information to Board, Lenders, and Investors
* Planning and vetting of current and future capital structure
* Financing capital equipment and working capital requirements
* Financial analysis of new sales and business opportunities
* Coordination of legal, taxation, and contractual activities
* Financing of acquisitions, joint ventures, partnerships, cost-shared R&D
* Coordinate financial due diligence on acquisition candidates
* Preparation, negotiation and execution of financial aspects of equity rounds
* Investors, analyst and lenders relations
* Hiring, management, supervision and development of financial staff (part-time, full-time and consultants positions)
* Planning and implementation of Hydrogenics' budgetary process, including internal/external - input/output consolidation
* Review of Acrual Vs Budget performance, with comptroller responsibilities, and presentation to lenders, investors and other relevant stakeholders
* Coordination of year-end and on-going auditing requirements
* Supervisory responsibility for book-keeping and recording practices and performance
* Performs any other task as required by the President & CEO.


Reporting To

* President and CEO

                                            180 Geary Avenue, 2nd Floor
                                            Toronto, ON
                                            CANADA M6H 2B9
HYDROGENICS CORPORATION LOGO
                                            Tel (416)535-8657  Ext 221
                                            Fax (416)535-2147
                                            Email: prrvard@hydrogenics.com
                                            Web site: http.//www.hydrogenics.com


                       AGREEMENT AS TO CONFIDENTIALITY OF
               INFORMATION AND OWNERSHIP OF PROPRIETARY PROPERTY

          IN CONSIDERATION OF EMPLOYMENT WITH HYDROGENICS CORPORATION
           ("COMPANY") THE UNDERSIGNED ("EXECUTIVE") ACKNOWLEDGES AND
                                  AGREES THAT:


 1. Employment with Company will give Executive access to proprietary and confidential information belonging to Company, its customers, its suppliers and other (which proprietary and confidential information is collectively referred to in this agreement as "Confidential Information"); and

 2. Executive may in the course of employment with Company develop tangible and intangible property including with limitation, software, hardware, know-how, designs, techniques, documentation, inventions, ideas, data, methods, processes, moulds, jigs, dies, prototypes and other material regardless of the form or media on which such is stored, some or all which property may be protected by patents, copyrights, trade secrets, trade marks, industrial designs or mask works (which tangible and intangible property is collectively referred to in this agreement as "Proprietary Property").

 3. Executive, both during and after employment with the Company, shall keep all Confidential Information confidential and shall not use any Proprietary Property or Confidential Information except in the course of carrying out authorized activities on behalf of the Company or except as expressly authorized by Company in writing.

 4. Executive shall not make any unauthorized use of any trade secrets or proprietary property of a third party during the course of employment with Company.

 5. All Proprietary Property which Executive may develop in the course of employment with Company, whether alone or jointly with others, shall be the exclusive property of Company and Executive shall have no rights in any such Proprietary Property. At the request and expense of Company, Executive agrees to do all acts necessary and sign all documentation necessary in order to assign all rights in the Proprietary Property to Company and to enable Company to register patents, copyrights, trade marks, mask works, industrial designs and such other protections as Company deems advisable anywhere in the world.

 6. If during the course of employment with Company, Executive develops any work which is protected by copyright, Executive hereby waives unconditionally any "moral rights" Executive may have in such work.

 7. Executive, both during and after employment with the Company, shall not make any unauthorized use of the Company's computer systems, communication networks, databases or files. Executive shall adhere to all Company policies regarding the use of such computer systems communication networks, databases or files.



Clean Power for the 21st Century
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                                                     Hydrogenics Corporation




 8. Executive's employment with Company is and will continue to be subject to the terms and conditions of this agreement.


 IN WITNESS WHEREOF EXECUTIVE has executed this Agreement this 20 day of July, 1999:

        /s/ Pierre Rivard                        /s/ Robert Edwards
 ________________________________       ___________________________________
             Witness                             Executive Signature



       /s/ Robert Edwards                            716 964 259
 ________________________________        ___________________________________
         Executive Name                   Executive Social Insurance Number